EXHIBIT 99.1


FOR IMMEDIATE RELEASE                            CONTACT:  David Kronfeld
                                                           Kekst and Company
                                                           (212) 593-2655


                 INDEPENDENT INVESTIGATION FINDS MATTEL'S
                         PRACTICES CONSISTENT WITH
                 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
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     New York, NY, July 16, 1996 -- On July 16, 1996, the Audit Committee
of the Board of Directors of Mattel, Inc. received and accepted a report prepared by the law firm of Davis Polk & Wardwell concerning allegations of accounting irregularities at Mattel. Starting with Davis Polk's retention in early April 1996, Davis Polk, with the expert assistance of the accounting firm of Ernst & Young LLP, conducted an investigation into allegations raised by Michelle Greenwald, a former Senior Vice President at Mattel, who was terminated in July 1995.

     Greenwald's allegations of accounting irregularities fall into two categories - (1) general allegations that Mattel did not account properly for sales and certain costs associated with sales; and (2) more specific allegations that Mattel failed to account properly for certain royalty obligations to The Walt Disney Company.

     Davis Polk and Ernst & Young found no evidence that Mattel accounted for sales and costs associated with sales in a manner which is inconsistent with generally accepted accounting principles ("GAAP"). Davis Polk and Ernst & Young conducted a factual investigation and analysis of Mattel's policies and practices with respect to accounting for sales recognition, sales incentives, and customer-related costs. Davis Polk and Ernst & Young also investigated whether Mattel had entered into any consignment sales with customers. Davis Polk and Ernst & Young found that none of the issues raised by Greenwald concerning consignment sales or improper accounting treatment for sales and costs associated with sales is supported by the facts.

     With respect to the Disney royalty obligations, Davis Polk and Ernst & Young concluded that Mattel's accounting treatment for the Disney royalties represented a reasonable application of GAAP given the facts and circumstances as they existed at the time the accounting decisions were made. Davis Polk and Ernst & Young noted that the determination not to accrue for the royalties at issue was considered by Mattel with its outside auditor, Price Waterhouse, at the time the accounting decisions were made and that Price Waterhouse concurred with the Company's judgment.

     Furthermore, Davis Polk and Ernst & Young have concluded that the amount of royalties at issue is clearly immaterial to Mattel's earnings for fiscal year 1994.

     The Audit Committee will submit the report to the Board of Directors and considers the inquiry closed.

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